For more information, contact
                                           Edward M. Gleason at 608/252-3107.



   WPL Holdings Sells Energy Consulting Business

             MADISON, WIS., January 17, 1996--Heartland Development Corporation today announced the sale of the operations of A&C Enercom, a firm which provides energy and marketing consulting services to the utility industry. The business was sold in a cash transaction. A&C Enercom was acquired by Heartland Development Corporation in 1993.

             WPL Holdings, Inc., the parent company of Heartland Development Corporation, expects to recognize a one time net-of-tax loss on disposition of $11 million, or approximately 36 cents per share, in 1995. The company intends to account for the disposition as discontinued operations in the year ended December 31, 1995.

             Annual revenues from discontinued operations are estimated at $26 million for 1995 and were $34.8 million and $33.3 million in 1994 and 1993, respectively. Operating losses related to this business are estimated to be 7 cents per share for the 12-months ended December 31, 1995, and were 4 cents per share for the year ended December 31, 1994 and December 31, 1993, respectively

             WPL Holdings, Inc. is the Madison-based parent company of Wisconsin Power and Light Company and Heartland Development Corporation. Consolidated revenues for WPL Holdings for the 1994 calendar year were $816.2 million.